Exhibit 99.1

Lantheus Completes Acquisition of Life Molecular Imaging and Appoints Dr. Ludger Dinkelborg as Head of R&D

BEDFORD, Mass., July 22, 2025 – Lantheus Holdings, Inc. (“Lantheus” or the “Company”) (NASDAQ: LNTH), today announced the successful completion of its previously disclosed acquisition of Life Molecular Imaging Ltd. (“Life Molecular”), a subsidiary of Life Healthcare Group Holdings Ltd (“Life Healthcare”). As part of the acquisition, Ludger Dinkelborg, PhD, formerly CEO and Managing Director of Life Molecular Imaging, has been appointed Head of Research and Development at Lantheus effective August 1, 2025.

“We are thrilled to welcome Dr. Dinkelborg and the entire Life Molecular team to Lantheus,” said Brian Markison, CEO of Lantheus. “Ludger’s proven leadership, scientific expertise, and track record of advancing innovative radiopharmaceuticals will be instrumental as we expand and advance our innovative pipeline and pursue bold new opportunities to improve patient care.”

In his new role, Dr. Dinkelborg will lead and oversee Clinical Development, Regulatory Affairs, Clinical Operations, Program Management, and AI/Biomarkers Solutions and will report directly to the CEO.

“This is a pivotal moment for Lantheus, and I’m honored to help shape the next chapter,” said Dr. Dinkelborg. “With a strong pipeline and a passionate team, we have the opportunity to push the boundaries of innovation and bring meaningful advances to patients worldwide.”

Through the acquisition of Life Molecular, Lantheus gains Neuraceq® (florbetaben F18 injection), a globally1 approved F-18 PET imaging agent used to detect beta-amyloid plaques in patients evaluated for Alzheimer’s disease. The transaction also provides Lantheus a robust Alzheimer’s disease radiodiagnostic commercial infrastructure, advanced R&D capabilities, and an established international footprint.

RMB, a division of FirstRand Bank Limited, acted as financial advisor to Life Healthcare, with A&O Shearman LLP and Cliffe Dekker Hofmeyr Inc. as legal advisors. Morgan Stanley served as financial advisor to Lantheus, while Covington & Burling LLP, Ropes & Gray LLP, and Bowmans acted as legal advisors, and Ernst & Young LLP provided financial and tax advisory services.

About Neuraceq® (florbetaben F 18 injection)

Indication (approved by FDA on 23 June 2025)

Neuraceq® is indicated for positron emission tomography (PET) of the brain to estimate amyloid beta neuritic plaque density in adults with cognitive impairment for:

•	Evaluation of Alzheimer’s disease (AD) and other causes of cognitive decline

•	Selection of patients who are indicated for amyloid beta-directed therapy as described in the prescribing information of the therapeutic products

Important Safety Information

Risk for Image Interpretation and Other Errors

Errors may occur in the estimation of brain amyloid beta neuritic plaque density during Neuraceq® image interpretation. The use of clinical information in the interpretation of Neuraceq® images has not been evaluated and may lead to an inaccurate assessment. Severe brain atrophy as well as motion artifacts that result in image distortion may limit the ability to distinguish gray and white matter on a Neuraceq® scan.

Perform image interpretation independently of the patient’s clinical information. For cases where there is uncertainty as to the location of cortical signal, use co-registered anatomical imaging to improve localization of signal.

Radiation Risk

Neuraceq® contributes to a patient’s overall long-term cumulative radiation exposure. Long-term cumulative radiation exposure is associated with an increased risk of cancer. Ensure safe drug handling to protect patients and health care providers from unintentional radiation exposure. Advise patients to hydrate before and after administration and to void frequently after administration.

Common Adverse Reactions

The overall safety profile of Neuraceq® is based on data from 1,090 administrations of Neuraceq® to 872 subjects. No serious adverse reactions related to Neuraceq® administration have been reported. The most frequently observed adverse drug reactions in subjects receiving Neuraceq® were injection site reactions consisting of pain (3.4%), erythema (1.7%), and irritation (1.1%).

Please see the Full Prescribing Information for Neuraceq® at www.Neuraceq.com.

About Lantheus

Lantheus is the leading radiopharmaceutical-focused company, delivering life-changing science to enable clinicians to Find, Fight and Follow disease to deliver better patient outcomes. Headquartered in Massachusetts with offices in New Jersey, Canada, Germany, Switzerland and Sweden, Lantheus has been providing radiopharmaceutical solutions for nearly 70 years. For more information, visit www.lantheus.com.

[1]	Neuraceq is approved in the United States, European Union, Canada, South Korea, China, and Japan

Contacts

Mark Kinarney

Vice President, Investor Relations

978-671-8842

ir@lantheus.com

Melissa Downs

Executive Director, External Communications

646-975-2533

media@lantheus.com